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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Kevin M. Tomlinson                          Patrick W. Hurley
         Chief Operating Officer                     Chief Financial Officer
         (303) 303-8800                              (303) 303-8800

                         SPORT-HALEY, INC. TO CLOSE ITS
                      NORTH CAROLINA MANUFACTURING FACILITY

Denver, Colorado - August 7, 2001 -- Sport-Haley, Inc. (NASDAQ NMS - SPOR) (the "Company") announced today that it is closing its golf apparel manufacturing operation located in Four Oaks, North Carolina.

The Company acquired a majority interest in the cutting and sewing manufacturing plant in 1998 and increased its ownership to 100% from 1998 through fiscal year 2000. The Company anticipates that its wholly-owned subsidiary, B&L Sportswear, Inc. ("B&L"), will cease manufacturing operations on or about August 10, 2001. The B&L facility currently employs approximately 35 people.

Over the next few months, the Company expects to sell the physical assets of B&L, consisting primarily of manufacturing equipment. The majority of the B&L manufacturing equipment is in new or near new condition. However, the Company anticipates that it will recognize a loss relating to the disposition of the equipment. Since the Company has only recently begun soliciting purchase offers for the equipment, the range of potential loss has not yet been determined.

During the fiscal year ended June 30, 2001, the Company greatly increased its reliance upon foreign suppliers to manufacture the Company's apparel. "Operating a domestic cutting and sewing operation no longer makes sense," said Kevin M. Tomlinson, Chief Operating Officer. "Because many domestic fabric mills have closed during the past year, it has become increasingly difficult to obtain the fabric and trim necessary to produce garments at B&L at a competitive cost. Foreign suppliers have the capability to produce higher quality garments, using fabrics that cannot be produced in the United States, at a lower cost than garments that we have been able to produce domestically. We believe the discontinuation of the B&L operation and the increased reliance on foreign suppliers will be beneficial to the Company in the coming years. We expect that our gross margins will continue to improve without B&L and increased reliance on foreign suppliers will enable the Company to better manage inventory levels by eliminating fabric and trim component inventories," said Mr. Tomlinson. Losses associated with the operation of the B&L facility were approximately $290,000 and $380,000 in fiscal years 2000 and 2001, respectively.

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                         SPORT-HALEY, INC. TO CLOSE ITS
                NORTH CAROLINA MANUFACTURING FACILITY (CONTINUED)

Sport-Haley, Inc. designs, contracts for the manufacture of and markets quality men's and women's fashion golf apparel and outerwear under the HALEY(R) label. The Company's fashion golf apparel is known for its innovative styling, high quality fabrics, generous fit and classic appearance. HALEY(R) apparel is primarily sold in the premium and mid-price markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts throughout the United States and internationally. The Company also sells to corporate, college, university and other markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; and other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategy, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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